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                                  EXHIBIT 10.3

                          EMPLOYMENT AGREEMENT BETWEEN
                        DAVID CAROLAN AND THE REGISTRANT
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                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (this "Agreement") is by and between One Commerce Corporation, a Texas Corporation, ("Employer") and David B. Carolan, an individual residing in Comal County, Texas ("Employee"), and shall be effective as of November 1, 1998

                                    RECITALS:

         WHEREAS, Employee desires to enter into the employment of Employer, and Employer desires to employ Employee provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

         NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth below, the parties hereto agree as follows:

         1.       EMPLOYMENT; TERMINATION.

                  1.1. Employer hereby hires Employee and Employee accepts employment as President and Chief Executive Officer (CEO) for, a one (1) year term, commencing November 1, 1998.

                  1.2. This Agreement shall be automatically renewed for successive additional one (l) year terms unless either party gives the other at least thirty (30) days written notice to any scheduled termination date of its determination not to so renew this Agreement.

                  1.3. This Agreement shall be automatically terminated on the death of Employee or on the permanent disability of Employee if he is no longer able to perform in all material respects the usual and customary duties of his employment hereunder. For the purposes hereof, any condition which in reasonable likelihood is expected to impair Employee's ability to materially perform his duties hereunder for a period of 30 days or more shall be considered to be permanent.

                  1.4. Either Employer or Employee may terminate this Agreement at any time, without cause, by giving the other thirty (30) days notice of his or its intent to do so. Employer may elect, during such thirty (30) day period, to relieve Employee of his regular duties.

                  1.5. In addition to Employer's right to terminate this Agreement without cause pursuant to Section 1.4 hereof, Employer may terminate this Agreement for cause if:

                       (a) in the opinion of the Board of Directors of Employer, Employee has engaged in personal conduct or a breach of this Agreement of such a serious nature as to render Employee's continued employment detrimental to Employer;

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                       (b) Employee is convicted of an offense constituting a
felony or involving moral turpitude; or

                       (c) in any material or substantial way, Employee (i) violates any rule, regulation, practice or policy of the Employer; (ii) violates any provision of this Agreement; (iii) is dishonest in the performance of his duties hereunder or engages in a conflict of interest with the Employer that is not fully disclosed to and approved by a majority of the disinterested members of the Employer's Board of Directors; (iv) fails to follow reasonable instructions or directions from the Board of Directors or any person authorized by the Board of Directors to give such instructions; or
(v) fails to perform the services required of him pursuant to this Agreement.

                       A notice of termination pursuant to this Section 1.5 shall be in writing and shall state the alleged reason for termination. Employee, within not less than fifteen (15) nor more than thirty (30) days after such notice, shall be given the opportunity to appear before the Board of Directors of the Employer, or a committee thereof, to rebut or dispute the alleged reason for termination. If the Board of Directors or committee determines, by a majority of the disinterested directors, after having given Employee the opportunity to rebut or dispute the allegations, that such reason is indeed valid, Employer may immediately terminate Employee's employment under this Agreement for cause. Immediately upon giving the notice contemplated by this paragraph, Employer may elect, during the pendency of such inquiry, to relieve Employee of his regular duties. In the same written notice provided pursuant to Section 1.5, Employer shall be authorized, in its discretion, to provide that such notice is also given pursuant to Section 1.4 and commences the thirty (30) day period contemplated thereby.

                  1.6. Upon termination, Employee shall be entitled to the following:

                       (a) If this Agreement is terminated pursuant to
Section 1.3 as a result of Employee's death or disability, then Employer shall pay Employee or his representative, as the case may be, Employee's then-current base salary (excluding any bonuses and non-cash benefits) for a period of sixty (60) days following the effective date of the termination,

                       (b) If this Agreement is terminated by Employer and such termination is not for cause, Employee shall be entitled to the thirty
(30) day notice provided by Section 1.4, and to a two month salary continuation (including any bonus and non-cash benefits) beyond the effective date of the termination, for such period of months as, when added to the ninety (90) day notice, will equal $50,000.00, whether or not Employer has elected to relieve Employee of his regular duties pursuant to Section 1.4 above.

                       (c) If Employer terminates this Agreement for cause pursuant to Section 1.5, Employee shall not be entitled to receive one half of the compensation ($25,000.00) defined under 1.6 (b) beyond those bonus or benefits earned or accrued as of the effective date of the termination.

                  1.7. Any termination of Employee's employment shall not release either Employer or Employee from its or his respective obligations to the date of termination nor from the provisions of Section 4 hereof.

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                  1.8. Upon Employee's termination of employment hereunder for any reason, Employer agrees to use its best efforts to eliminate, or if full elimination cannot be accomplished, to reduce to the greatest extent possible, Employee's obligations under Employee's guaranty of any of Employer's indebtedness.

         2.       DUTIES OF EMPLOYEE.

                  2.1. During the period of his employment, Employee shall devote substantially his entire time and his best efforts to the business of Employer for the profit, benefit and advantage of Employer, and shall perform such other services as shall be designated, from time to time, by the Board of Directors of Employer; provided, however, that this Section shall not be construed as preventing Employee from investing his personal assets in business ventures that do not compete with Employer, and spending reasonable amounts of personal time in the management thereof. Employee shall use his best efforts to promote the interests of Employer and to preserve Employer's goodwill with respect to its employees, customers, suppliers and other persons having business relations with Employer, accept and hold all such offices and/or directorships to which he may, from time to time, be elected; provided, however, that Employee shall be under no obligation to accept a directorship with another entity at Employer's direction unless a valid and effective Directors' and Officers' Liability Policy insuring Employee to the full extent permitted by the Texas Business Corporation Act (the "Act") is maintained in full force and effect at all times in accordance with Section 6 below.

                  2.2. Subject to the approvals by and the ultimate supervision of the Employer's Board of Directors, Employee during the term hereof shall serve as the President and CEO of the Employer and shall be a member of the Board of Directors of the Employer. Subject to the control of the Board of Directors and in compliance with its instructions and directives, Employee, as the President of the Employer, shall have responsibility for general supervision, direction, and control of the business of the Employer. As CEO, he shall have the general powers and duties of management usually vested in the office of CEO of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors.

         3.       SALARY; EXPENSE REIMBURSEMENTS.


                  3.1. As compensation for his service under and during the term of this Agreement (or until terminated pursuant to the provisions hereof) Employer shall pay Employee a salary of $130,000.00 per year, payable in accordance with the regular payroll practices of the Employer, as in effect from time to time. Such salary shall be subject to withholding for the prescribed federal income tax, social security and other items as required by law and for other items consistent with the Employer's policy with respect to health insurance and other benefit plans for similarly situated employees in which Employee may elect to participate.

                  3.2. During the term of this Agreement, Employee also shall be entitled to receive such benefits as are made available to other personnel of the Employer in comparable positions, with comparable service credit and with comparable duties and responsibilities. Any benefits substantially in excess of those granted other salaried employees of Employer shall be subject to the prior approval of the Board of Directors.

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                  3.3. In the discretion of the Board of Directors of the
Employer, and without implying any obligation on Employer ever to award a bonus to Employee, Employee may from time to time be awarded a cash bonus or bonuses for services rendered to the Employer during the term of his employment under this Agreement. Such bonuses shall be in accordance with a bonus plan, if any, adopted from year to year by Employer but all such bonuses are entirely discretionary with the Board of Directors. If and to the extent a bonus is ever considered for Employee, it is expected that any such bonus will be based not only on Employee's individual performance and his relative position, service tenure and responsibilities with Employer, but also on the performance and profitability of the entire business of Employer.

                  3.4. Employer shall reimburse all reasonable travel and entertainment expenses incurred by Employee in connection with the performance of his duties pursuant to this Agreement. Employee shall provide Employer with a written monthly accounting of his expenses, on a form acceptable to Employer and satisfying any applicable federal income tax reporting or record keeping requirements within a reasonable time following the end of each month.

                  3.5. At 180 day intervals, the employer may review and evaluate the employee's performance based on the company goals being reached, and grant a 5% pay increase upon the approval and recommendation of the compensation committee.

         4. EMPLOYEE'S RESTRICTIVE COVENANTS. In consideration of the extended employment of Employee hereunder, the increase in salary hereunder, the agreement of Employer to seek Employee's release from certain of Employer's indebtedness, the grant of options hereunder, and other good and valuable consideration the receipt and sufficiency of which Employee hereby acknowledges, Employee acknowledges and agrees that:

                  4.1. (a) In his position of employment, Employee will be exposed to confidential information and trade secrets ("Proprietary Information") pertaining to, or arising from, the business of Employer; that such Proprietary Information is unique and valuable to Employer's business and that Employer would suffer irreparable injury if this information were divulged to those in competition with Employer. Therefore, Employee agrees to keep in strict secrecy and confidence, both during, except as otherwise herein provided, and after the period of his employment, any and all information which he acquires, or to which he has access, during his employment by Employer, that has not been publicly disclosed by Employer or that is not a matter of common knowledge by Employer's competitors. The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any inventions, processes, formulae, plans, devices, compilations of information, technical data, mailing lists, distribution methods, names of suppliers (of both goods and services) and customers, names of employees and terms of employment, arrangements entered into with suppliers and customers, including, but not limited to, proposed expansion plans of Employer, marketing and other business and pricing strategies, trade secrets of Employer.

                       (b) Except with prior written approval of Employer, either during or after Employee's employment hereunder, Employee will neither: (i) directly or indirectly, disclose any Proprietary Information to any person except authorized personnel of Employer; nor, (ii) use

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Proprietary Information in any way. Upon termination of employment, whether voluntary or involuntary, within forty-eight (48) hours of termination, Employee will return to Employer all documents, records or other memorializations including copies of documents and any notes which he has prepared, that contain Proprietary Information or relate to Employer's business, and all of Employer's credit cards, keys, equipment, vehicles, supplies and other materials that are in his possession or under his control.

                  4.2. (a) During the Employee's, employment hereunder and for a period of one (1) year after he ceases to be employed by the Employer, the Employee shall not, directly or indirectly, for his own account or otherwise (i) solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by the Employer, any client, account or location of the Employer with which the Employee has had any contact as a result of his employment by the Employer hereunder; or (ii) solicit for employment or employ any employee or former employee of the Employer.

                  (b) For a period of one (1) years after the termination of the Employees' employment hereunder, the Employee shall not, directly or indirectly, as an officer, director, employee, consultant or otherwise in the geographic market areas in which Employer's products or Services are sold, engage in the business of developing, manufacturing, selling or leasing products actually sold, or perform services actually provided, by Employer at the time of termination.

                  4.3. Employee understands and acknowledges damages at law alone will be an insufficient remedy for Employer and Employer will suffer irreparable injury if Employee violates the terms of this Agreement. Accordingly, Employer, upon application to a court of competent jurisdiction, shall be entitled to injunctive relief to enforce the provisions of this Agreement in the event of any breach, or threatened breach, of its terms Employee hereby waives any requirement that Employer post bond or other security prior to obtaining such injunctive relief. Injunctive relief may be sought in addition to any other available rights or remedies at law. Employer shall additionally be entitled to reasonable attorneys' fees incurred in enforcing the provisions of this Agreement.

         5.       OWNERSHIP OF INVENTIONS AND COPYRIGHTS.

                  5.1. During the term of employment, every invention, discovery, improvement, device, design, apparatus, practice, process, method of production, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Employee, either solely or in collaboration with others, relating in any way to the business, developments, products, or activities of the Employer ("Inventions") shall be promptly disclosed to Employer and shall be Employer's sole and exclusive property, except as may otherwise be required as provided in Section 5.4 below. The Employed shall hold all such Inventions in a fiduciary capacity for the benefit of the Employer and shall promptly disclose in writing full information concerning each Invention to the Employer. All Inventions claimed to have been made or conceived by the Employee during the first sixty (60) days following the termination of the Employee's employment and related to the Employer's business shall be presumed to have been made or conceived during the period of employment and shall be subject to the provisions of this

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Agreement unless the Employee can establish the contrary to the reasonable satisfaction of the Employer or of a court of competent jurisdiction. All writing or other works subject to copyright written by the Employee either solely or in collaboration with others during the period of employment by the Employer or at the Employer's facility and relating in any way to the business developments, products or activities of the Employer (the "Copyrights"), shall be the sole and exclusive property of the Employer, except as provided in Section 5.4 below.

                  5.2. At the request of the Employer, during his employment and for a one (1) year period thereafter and with reasonable compensation determined by the Employer along with necessary expenses not covered by his salary that are incurred by him in connection therewith, the Employee shall (a) assist the Employer, its attorneys and nominees in preparing and prosecuting in the United States and all foreign countries applications for patents covering all Inventions, (b) execute, acknowledge and deliver any and all instruments necessary to make, file, or prosecute all such patent applications, necessary in connection with continuations, renewals or reissues of patents or patent applications or necessary in the conduct of proceedings or litigations in regard to patents or patent applications, (c) execute any and all instruments deemed by the Employer, its attorneys or nominees to be necessary to transfer title in and to applications or title in and to all patents covering Inventions to the Employer or its nominees, (d) take the necessary steps to perfect copyright rights in the Copyrights of registrations, and (e) assist the Employer, if requested, to obtain reprints of the Copyrights for distribution.

                  5.3. The Employee shall keep complete, accurate and authentic accounts, notes, data and records of Invention and Copyrights in the manner and form requested by the Employer Such accounts, notes, data and records shall be the property of the Employer and the Employee shall surrender the same to the Employer upon request or termination of his employment.

                  5.4. The Employee acknowledges that (a) there are no inventions of the Employee heretofore made or conceived by the Employee which Employee deems to be excluded from the scope of this Agreement, except as set forth and attached in Exhibit B, and (b) there are no writings or other works written or produced by Employee which Employee deems to be excluded from the scope of this Agreement except as set forth and attached in Exhibit B. Employer hereby acknowledges and agrees that it shall have no claim for any of the intellectual property rights, profits and other rights in the patents, properties, business plans or other items listed in Exhibit B.

         6. INDEMNITY; EMPLOYER'S MAINTENANCE OF DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Employer shall indemnify Employee against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually incurred by Employee in connection with any proceedings to which Employee was, is or is threatened to be named a defendant, respondent or witness; provided, however, that as a condition precedent to any such indemnification, the disinterested members of Employer's Board of Directors shall reasonably determine that Employee's conduct in question was acted upon in good faith and that Employee was acting within the scope of Employee's authority of Employer. Employer agrees that during the term hereof, it shall endeavor in good faith and with reasonable diligence to obtain and maintain Directors' and Officers' Liability Insurance providing for coverage of Employee to the fullest

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extent provided under the Act in such amounts as Employer's Board of Directors from time to time shall determine to be adequate to reasonably protect Employee and Employer's other officers and directors in light of the nature of Employer's business.

         7.       MISCELLANEOUS.

                  7.1. This Agreement is performable in COMAL County, Texas and is governed by the laws of Texas; supersedes all prior understandings and agreements between the parties and contains the entire understanding of the parties hereto with respect to the subject matter hereof; and is binding upon the parties hereto, their successors and permitted assigns. Employer may assign its interest in this Agreement and all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable by its assignee or successor in interest. The rights and obligations of Employee under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except that his personal representatives, heirs and legatees may enforce the obligation of the Company hereunder.

         7.2. Any notices required or permitted hereunder shall be given in writing either (a) through personal delivery by courier or otherwise, (b) by telecopy or other electronic medium to be promptly followed by mailed notice pursuant to Subsection (c) or (c) by deposit in United States mail, postage paid, certified or registered mail, return receipt requested to the address stated below or to such other address notice of which is given in accordance with this Section 7.2:

If to Employer:                     One Commerce Corporation
                                    555 IH 35 South, Suite 400
                                    New Braunfels, TX 78130


If to Employee:                     David B. Carolan
                                    555 IH 35 South, Suite 400
                                    New Braunfels, TX 78130

         Any such notice shall be deemed given five (5) business days following its deposit in the United States mails.

                  7.3. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, that shall, in no way, affect the validity or enforceability of any other provision of this Agreement and that provision shall be deemed modified to the minimum extent necessary to render it valid, legal and enforceable.

                  7.4. No waiver by either the Employer or the Employee of a breach of any provision of this Agreement shall operate as or be construed as a waiver of any subsequent breach.


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